EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134236 and 333-181188) and Registration Statement on Form S-3 (No. 333-191020) of Signature Group Holdings, Inc. of our report dated March 13, 2014, relating to the consolidated balance sheets of Signature Group Holdings, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended appearing in the Annual Report on Form 10-K as of December 31, 2013.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Los Angeles, California

March 13, 2014